UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2021

INPOINT COMMERCIAL REAL ESTATE INCOME, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	001-40833 (Commission File Number)	32-0506267 (I.R.S. Employer Identification No.)

2901 Butterfield Road Oak Brook, Illinois		60523
(Address of principal executive offices)		(Zip Code)

(800) 826-8228

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act

☐	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act

☐	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
6.75% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share	ICR PR A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR

§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 2.01.Completion of Acquisition or Disposition of Assets.

On November 15, 2021, InPoint REIT Operating Partnership, LP, a Delaware limited partnership (“InPoint OP” or “Participant B”), a subsidiary of InPoint Commercial Real Estate Income, Inc. (the “Company”), entered into a Master Participation Agreement (the “Participation Agreement”) with American Family Life Assurance Company of Columbus, a Nebraska corporation (“Participant A”), pursuant to which Participant A has purchased a senior participation interest in each of certain mortgage loans held by InPoint OP, the aggregate unpaid principal balance of which is approximately $136.9 million (collectively, the “Participation Loans”).

Participant A purchased from InPoint OP, as the noteholder, an 80% undivided senior interest (“Participation A”) in each of the Participation Loans for $109.5 million, which represents the total initial Participation A principal balances of the Participation Loans. InPoint OP has retained a 20% undivided subordinate interest (“Participation B”) in each of the Participation Loans, the initial Participation B principal balances of which total $27.4 million. The rights of Participant B to receive payments of interest, principal and other amounts with respect to Participation B are junior, subject and subordinate to the rights of Participant A to receive payments of interest, principal and other amounts with respect to Participation A, except that Participant B’s right to receive exit fees, deferred origination compensation and draw fees payable in connection with additional advances and any other fees payable under applicable loan documents to the lender is generally not subordinate to the rights of Participant A.

Participant A is entitled to receive, among other payments, a priority interest payment on the Participation A Principal Balance. In determining the interest rate to be paid to Participant A, SPCRE InPoint Advisors, LLC, the Company’s Sub-Advisor, advised the Company on market rates of interest being paid on senior tranches of collateralized loan obligations (CLOs), which are interests in loans comparable to Participation A, and a well-known national advisory, accounting, audit and consulting firm provided an opinion letter to the board of directors of the Company and Participant A concluding that the interest rate to be paid to Participant A falls within a range of market rates based on a review of (1) the loan-to-value ratios for each underlying property “as stabilized” and independent research on similar types of loans that were recently originated on mixed-use, multifamily, and office properties and (2) loan spreads by published third-party market participants.

The Participation Agreement provides that Participant B generally will exercise the rights of the noteholder under each Participation Loan as the directing participant but allows Participant A to prohibit certain actions from being taken with respect to a Participation Loan, such as the modification of a payment or other monetary term of a loan, without the consent of Participant A and makes Participant A the directing participant if there has been a reduction in the appraised value of the mortgaged property, principal payments have been made or realized losses have been incurred in each case in certain amounts and subject to certain conditions.

The Participation Agreement generally will terminate upon: (a) the mutual agreement by the parties evidenced in writing; (b) 90 days after each of the Participations is paid in full; or (c) 90 days after payment (or provision for payment) to the Participants of all amounts held by or on behalf of the servicer and required under the servicing agreement then in effect, to be so paid on the last remittance date following the final payment or other liquidation (or any advance with respect thereto) of the mortgage loans or the mortgaged property.

Sound Point Capital Management, LP (“SPCM”), the parent of the Company’s Sub-Advisor, is separately engaged in an ongoing business relationship with an affiliate of Participant A pursuant to which SPCM or its affiliates make and manage loan investments for the affiliate of Participant A and will earn fees on the additional assets under management represented by the Participation A interests in the Participation Loans. Several of the Company’s officers, including two executive officers one of whom also serves as a director of the Company, hold positions at the Company’s Sub-Advisor and are employed by SPCM or its affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPOINT COMMERCIAL REAL ESTATE INCOME, INC.
Date:	November 19, 2021	By:	/s/ Catherine L. Lynch
Catherine L. Lynch
Chief Financial Officer